                                  EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


    We consent to the incorporation by reference in this Registration Statement of Fifth Third Bancorp on Form S-4 of the report of Deloitte & Touche dated January 14, 1994 (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for debt and equity securities), incorporated by reference in the Annual Report on Form 10-K of Fifth Third Bancorp for the year ended December 31, 1993 and to the reference to Deloitte & Touche LLP under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

                           /S/ Deloitte & Touche LLP

September 28, 1994
Cincinnati, Ohio